Exhibit 24

Information Regarding Joint Filers

Designated Filer of Form 4/A: Perceptive Advisors LLC

Date of Earliest Transaction Required to be Reported: February 10, 2017

Issuer Name and Ticker Symbol: Versartis, Inc. (VSAR)

Names:	Perceptive Life Sciences Master Fund Ltd. and Joseph Edelman

Address:	Perceptive Advisors LLC
51 Astor Place, 10th Floor
New York, NY 10003

Signatures:

The undersigned, Perceptive Life Sciences Master Fund Ltd. and Joseph Edelman, are jointly filing the attached Statement of Changes in Beneficial Ownership of Securities on Form 4/A with Perceptive Advisors LLC with respect to the beneficial ownership of securities of Versartis, Inc.

PERCEPTIVE LIFE SCIENCES MASTER FUND LTD.

By: Perceptive Advisors LLC, its investment manager

By: /s/ Joseph Edelman

Joseph Edelman, managing member

JOSEPH EDELMAN

By: /s/ Joseph Edelman

Joseph Edelman